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Exhibit 99(b)

EXHIBIT B

TRANSACTIONS IN THE STOCK BY THE REPORTING PERSONS
DURING THE PAST SIXTY DAYS

Trade Date	By	For the Account of	Quantity	Price per Share	Type of Trade	Broker
09/17/01	Partners	ILL10	5,000	$2.500	Sale	INET
09/21/01	Partners	BVF	140,000	$0.6900	Purchase	WEED
09/21/01	Partners	BVF2	30,000	$0.6900	Purchase	WEED
09/21/01	Partners	Investments	70,000	$0.6900	Purchase	WEED
10/01/01	Partners	BVF2	27,000	$0.8337	Purchase	INET
10/11/01	Partners	BVF2	4,400	$1.0900	Purchase	INET
10/22/01	Partners	Investments	3,100	$1.0300	Purchase	INET
10/23/01	Partners	Investments	61,200	$1.0458	Purchase	INET
10/24/01	Partners	BVF2	1,500	$1.0500	Purchase	HRZG
10/24/01	Partners	Investments	3,500	$1.0500	Purchase	HRZG
10/26/01	Partners	Investments	10,000	$1.1000	Purchase	INET
10/30/01	Partners	BVF	1,500	$1.0756	Purchase	INET
10/30/01	Partners	ILL10	100	$1.0756	Purchase	INET
10/30/01	Partners	BVF2	500	$1.0756	Purchase	INET
10/30/01	Partners	Investments	1,500	$1.0756	Purchase	INET
10/31/01	Partners	BVF	3,320	$1.0900	Purchase	INET
10/31/01	Partners	BVF2	2,500	$1.0900	Purchase	INET
10/31/01	Partners	Investments	8,500	$1.0900	Purchase	INET
11/01/01	Partners	BVF	3,000	$1.0900	Purchase	INET
11/01/01	Partners	BVF2	1,500	$1.0900	Purchase	INET
11/01/01	Partners	Investments	3,500	$1.0900	Purchase	INET
11/02/01	Partners	BVF2	2,000	$1.0900	Purchase	INET

HRZG	=	Herzog, Heine & Geduld
INET	=	Instinet
WEED	=	Wheaton

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  Exhibit 99(b)
EXHIBIT B